Banc of California Reports Third Quarter 2021 Financial Results

SANTA ANA, Calif., (October 21, 2021) — Banc of California, Inc. (NYSE: BANC) today reported net income of $23.2 million and net income available to common stockholders for the third quarter of 2021 of $21.4 million, or diluted earnings per common share of $0.42.
Highlights for the third quarter included:
•Return on average assets of 1.13%
•Annualized loan growth, excluding PPP, of 16%
•Period-end total cost of deposits of 0.08%, a 12 basis point decrease from the end of the second quarter
•Average cost of total deposits of 0.15%, an 8 basis point decrease from the previous quarter
•Net interest margin of 3.28%, a 1 basis point increase from the previous quarter
•Noninterest-bearing deposit balances represented 32% of total deposits at September 30, 2021, up from 24% a year earlier
•Allowance for credit losses at 1.26% of total loans and 173% of non-performing loans
•Total deferrals/forbearances declined to $54.2 million at September 30, 2021 from $86.6 million at June 30, 2021
•Common Equity Tier 1 capital at 10.89%

Jared Wolff, President & CEO of Banc of California, commented, “Our third quarter results demonstrate the greater earnings power and improved profitability we have generated over the past two years as we continue to accelerate our growth in earning assets and increase operating leverage. Our teams continue to bring in high quality relationships throughout California and we are seeing a significant increase in commercial & industrial loan production, which helped generate a 16% annualized increase in total loans, excluding Paycheck Protection Program loans. Our deposit engine also continues to be highly productive in attracting new clients and expanding relationships with existing clients, which resulted in a 17% increase in noninterest-bearing deposits from the end of the prior quarter.”

Mr. Wolff continued, “Our loan and deposit pipelines remain strong and we expect to see a continuation of the positive trends that have led to our improved profitability. The system conversion for Pacific Mercantile is planned for November and we expect to have most of the cost savings in place by the end of the year. This will put us on track to fully realize the accretive benefits of this transaction starting in 2022. Combined with the strong organic growth that we are generating, we are well-positioned to continue delivering a higher level of earnings and returns.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “We continue to execute well on our strategic initiatives, which is resulting in positive trends across most of our key metrics. Our cost of deposits continues to decline, our net interest margin is increasing, our efficiency ratio is improving, and our non-performing loans are declining. We continue to have a high level of liquidity, capital and reserves, which positions us well to continue supporting the profitable growth of our franchise. Along with our continued organic growth and the synergies to be realized from the Pacific Mercantile Bancorp acquisition, we also have additional opportunities to reduce our deposit costs as we continue to improve our mix of deposits and, subject to regulatory approval, redeem preferred stock that will further accelerate earnings growth.”

Merger with Pacific Mercantile Bancorp
On October 18, 2021, the Company completed the acquisition of Pacific Mercantile Bancorp (“PMBC”), pursuant to which PMBC merged (the “Merger”) with and into the Company, with the Company as the surviving corporation.
Under the terms and conditions of the Merger Agreement, each outstanding share of PMBC common stock was converted into the right to receive 0.5 of a share of the Company's common stock. This resulted in the issuance of 11,856,713 shares of BOC common stock with an estimated fair value of $222.2 million based upon the $18.74 closing price of BANC’s common stock on October 18, 2021. In addition, at the effective time of the Merger, the Company paid cash for all outstanding PMBC share-based awards, including stock options and outstanding shares subject to unvested restricted stock awards for a total paid in cash at closing of $3.2 million based upon the volume weighted average common stock price of BANC on each of the last 20 trading days ending on the fifth trading day prior to the closing of the Merger. The aggregate purchase price totaled $225.4 million.
At September 30, 2021, PMBC had total gross loans of $982.4 million and total assets of $1.49 billion. Total deposits were $1.29 billion at September 30, 2021.

Income Statement Highlights

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
	($ in thousands)
Total interest and dividend income	$71,791	$69,677	$68,618	$73,530	$69,666	$210,086	$217,077
Total interest expense	8,815	9,830	10,702	11,967	13,811	29,347	54,046
Net interest income	62,976	59,847	57,916	61,563	55,855	180,739	163,031
Total noninterest income	5,519	4,170	4,381	6,975	3,954	14,070	11,543
Total revenue	68,495	64,017	62,297	68,538	59,809	194,809	174,574
Total noninterest expense	37,811	40,559	46,735	38,950	40,394	125,105	160,083
Pre-tax / pre-provision income	30,684	23,458	15,562	29,588	19,415	69,704	14,491
(Reversal of) provision for credit losses	(1,147)	(2,154)	(1,107)	991	1,141	(4,408)	28,728
Income tax expense (benefit)	8,661	6,562	2,294	6,894	2,361	17,517	(5,108)
Net income (loss)	$23,170	$19,050	$14,375	$21,703	$15,913	$56,595	$(9,129)

Net income (loss) available to common stockholders(1)	$21,443	$17,323	$7,825	$17,706	$12,084	$46,493	$(19,265)
(1)Balance represents the net income (loss) available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income (loss). Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q3-2021 vs Q2-2021
Net interest income increased $3.1 million to $63.0 million for the third quarter due to higher average interest-earning assets, lower cost of interest-bearing liabilities, and the impact of one additional day in the current quarter.
The net interest margin increased 1 basis point to 3.28% for the third quarter as the average earning-assets yield decreased 8 basis points and the average cost of total funding decreased 8 basis points. The yield on average interest-earning assets decreased to 3.73% for the third quarter from 3.81% for the second quarter due mostly to a reduction of prepayment penalties, offset by a higher level of accelerated PPP fees and an improved mix of earning assets. Average loans increased by $287.9 million while average securities and other interest-earning assets decreased $2.4 million. The average yield on loans decreased 12 basis points to 4.18% during the third quarter. The loan yield includes the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest, accelerated discount accretion on the early payoff of purchased loans, and accelerated fees from PPP loan forgiveness; these items increased the loan yield by 11 basis points in the third quarter and 18 basis points in the second quarter. The average yield on securities decreased 3 basis point to 2.11% between quarters, including a 5 basis points decrease in the average yield on collateralized loan obligations (CLOs) to 1.82% for the third quarter due mostly to an increase in fair value of such investments.
The average cost of funds decreased 8 basis points to 0.49% for the third quarter from 0.57% for the second quarter. This decrease was driven by the lower average cost of interest-bearing liabilities and an improved funding mix, including higher average noninterest-bearing deposits. Average noninterest-bearing deposits represented 30% of total average deposits for the third quarter compared to 28% of total average deposits for the second quarter. Average noninterest-bearing deposits were $172.2 million higher in the third quarter compared to the second quarter while average deposits were $154.6 million higher for the linked quarters. Average Federal Home Loan Bank (FHLB) advances and other borrowings increased $126.3 million due to higher average overnight balances from loan portfolio growth during the third quarter. The average cost of interest-bearing liabilities decreased 10 basis points to 0.67% for the third quarter from 0.77% for the second quarter due to our continuing efforts to actively manage down the cost of interest-bearing deposits. The average cost of interest-bearing deposits declined 10 basis points to 0.22% for the third quarter from 0.32% for the second quarter. The average cost of total deposits decreased 8 basis points to 0.15% for the third quarter. The spot rate of total deposits was 0.08% at the end of the third quarter.

YTD 2021 vs YTD 2020
Net interest income for the nine months ended September 30, 2021 increased $17.7 million to $180.7 million from $163.0 million for the same 2020 period. Net interest income was positively impacted by higher average interest-earning assets, lower average interest-bearing liabilities and improved funding costs, offset by lower yields on average interest-earning assets. For the nine months ended September 30, 2021, average interest-earning assets increased $305.7 million to $7.44 billion, and the net interest margin increased 20 basis points to 3.25% compared to 3.05% for the same 2020 period.
The net interest margin expanded due to a 52 basis point decrease in the average cost of funds outpacing a 29 basis point decline in the average interest-earning assets yield. The average yield on interest-earning assets decreased to 3.77% for the nine months ended September 30, 2021, from 4.06% for same 2020 period due mostly to the impact of lower market interest rates on loan and securities yields over this time period. The average fed funds rate for the nine months ended September 30, 2021 was 0.08% compared to 0.47% for the same 2020 period. The average yield on loans was 4.26% for the nine months ended September 30, 2021, compared to 4.50% for the same 2020 period and the average yield on securities decreased 67 basis points to 2.13% due mostly to CLOs repricing into the lower rate environment.
The average cost of funds decreased to 0.56% for the nine months ended September 30, 2021, from 1.08% for the same 2020 period. This decrease was driven by the lower average cost of interest-bearing liabilities and the improved funding mix, including higher average noninterest-bearing deposits. The average cost of interest-bearing liabilities decreased 59 basis points to 0.75% for the nine months ended September 30, 2021 from 1.34% for the same 2020 period due to the combination of actively managing deposit pricing down into the lower interest rate environment and the overall reduced usage of FHLB advances to fund loan growth. Compared to the same 2020 period, the average cost of interest-bearing deposits declined 67 basis points to 0.31% and the average cost of total deposits decreased 54 basis points to 0.22%. Additionally, average noninterest-bearing deposits increased by $507.6 million or 39.6% for the nine months ended September 30, 2021 when compared to the same 2020 period.

Provision for credit losses
Q3-2021 vs Q2-2021
There was a reversal of provision for credit losses of $1.1 million for the third quarter, compared to a reversal of $2.2 million for the second quarter. The third quarter reversal was due primarily to improvements in key macro-economic forecast variables, such as unemployment and gross domestic product, and consideration of credit quality metrics, offset partially by higher period end loan balances of $243.1 million.
YTD 2021 vs YTD 2020
During the nine months ended September 30, 2021, the provision for credit losses was a reversal of $4.4 million, compared to a provision of $28.7 million during the same 2020 period. The lower provision for credit losses was due primarily to improvements in key macro-economic forecast variables, such as unemployment and gross domestic product, lower specific reserves and consideration of credit quality metrics, offset partially by higher period end loan balances of $550.6 million.
Noninterest income
Q3-2021 vs Q2-2021
Noninterest income increased $1.3 million to $5.5 million for the third quarter due mostly to an increase in all other income. The $1.1 million increase in all other income was due mostly to an $841 thousand gain related to a sale-leaseback transaction of one branch location.
YTD 2021 vs YTD 2020
Noninterest income for the nine months ended September 30, 2021 increased $2.5 million to $14.1 million compared to the same 2020 period. The increase in noninterest income was mainly due to higher customer service fees, lower fair value adjustment for loans held for sale and higher all other income, offset by lower net gain on sale of securities and loans. The $1.8 million increase in customer services fees was due to higher loan fees of $351 thousand and higher deposit activity fees of $1.5 million. The increase in deposit activity fees is attributed to higher average deposit balances and our initiative to bring our service fee schedules more in line with market. Fair value adjustment for loans held for sale improved $1.7 million as the comparable period included valuation losses on loans held for sale due to the impact of the decreases in market interest rates. There were no gains from sale of securities for the nine months ended September 30, 2021, compared to $2.0 million in net gains in the same 2020 period from the sale of $20.7 million in securities, primarily consisting of corporate securities. The $837 thousand increase in all other income is due mostly to the aforementioned gain related to the sale-leaseback transaction, higher rental income, interest rate swap income and processing fees, offset by lower legal settlement income and lower earnout income which ended in 2020.
Noninterest expense
Q3-2021 vs Q2-2021
Noninterest expense decreased $2.7 million to $37.8 million for the third quarter compared to the prior quarter. The decrease was due mostly to lower professional fees of $857 thousand, lower all other expense of $995 thousand and higher net gain in alternative energy partnership investments of $956 thousand, offset by higher merger-related costs of $300 thousand. Professional fees included net recoveries of indemnified legal expenses of $2.2 million in the third quarter compared to net recoveries of $1.3 million during the second quarter. The $995 thousand decrease in all other expense was due mostly to the third quarter including a gain on sale of other real estate owned of $365 thousand compared to $0 in the prior quarter, and higher equity investment income as the prior quarter included net losses of $727 thousand compared to $0 in the third quarter. Equity investments without readily determinable fair values include investments in privately held companies and limited partnerships and income or loss from these investments fluctuates based on their underlying performance. Total merger-related costs increased $300 thousand to $1.0 million for the third quarter compared to the prior quarter.

Total operating costs, defined as noninterest expense adjusted for certain expense items (refer to section Non-GAAP Measures), decreased $1.2 million to $40.7 million for the third quarter compared to $42.0 million for the prior quarter primarily due to the lower salaries and benefits, higher gain on sale of other real estate owned and lower losses on equity investments.

YTD 2021 vs YTD 2020
Noninterest expense for the nine months ended September 30, 2021 decreased $35.0 million to $125.1 million compared to the prior year. The decrease was primarily due to: (i) the same 2020 period including a $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, (ii) lower professional fees of $9.0 million, due mostly to a $7.6 million decrease in legal fees, net of insurance recoveries, (iii) lower advertising fees of $2.8 million due to the termination of the LAFC agreements in May 2020, and (iv) lower all other expense of $4.2 million resulting from the previous year including a $2.5 million debt extinguishment fee for the early repayment of certain FHLB term advances and a $1.2 million charge for two legacy legal settlements combined with overall expense reduction efforts. These decreases were partially offset by higher (i) salaries and employee benefits of $4.6 million due to higher commissions and incentive-based compensation due to higher production and financial performance levels, (ii) merger-related costs of $2.4 million associated with the approved merger with PMB, and (iii) net losses in alternative energy partnership investments of $708 thousand.
Income taxes
Q3-2021 vs Q2-2021
Income tax expense totaled $8.7 million for the third quarter resulting in an effective tax rate of 27.2% compared to $6.6 million for the second quarter and an effective tax rate of 25.6%.
YTD 2021 vs YTD 2020
Income tax expense totaled $17.5 million for the nine months ended September 30, 2021, representing an effective tax rate of 23.6%, compared to an income tax benefit of $5.1 million and an effective tax rate of 35.9% for the same 2020 period. The effective tax rate for the nine months ended September 30, 2021 differs from the 29.5% combined federal and state statutory rate due primarily to the net tax benefit of $2.5 million resulting from the exercise of all previously issued outstanding stock appreciation rights in the first quarter of 2021 and other discrete tax items that impact our effective tax rate.

Balance Sheet
At September 30, 2021, total assets were $8.28 billion, which represented a linked-quarter increase of $251.3 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	Q3-21 vs. Q2-21	Q3-21 vs. Q3-20

	($ in thousands)
Securities available-for-sale	$1,303,368	$1,353,154	$1,270,830	$1,231,431	$1,245,867	$(49,786)	$57,501
Loans held-for-investment	$6,228,575	$5,985,477	$5,764,401	$5,898,405	$5,678,002	$243,098	$550,573
Loans held-for-sale	$3,422	$2,853	$1,408	$1,413	$1,849	$569	$1,573
Total assets	$8,278,741	$8,027,413	$7,933,459	$7,877,334	$7,738,106	$251,328	$540,635

Noninterest-bearing deposits	$2,107,709	$1,808,918	$1,700,343	$1,559,248	$1,450,744	$298,791	$656,965
Total deposits	$6,543,225	$6,206,544	$6,142,042	$6,085,800	$6,032,266	$336,681	$510,959
Borrowings (1)	$762,444	$871,973	$891,546	$796,110	$733,105	$(109,529)	$29,339
Total liabilities	$7,433,938	$7,198,051	$7,128,766	$6,980,127	$6,863,852	$235,887	$570,086
Total equity	$844,803	$829,362	$804,693	$897,207	$874,254	$15,441	$(29,451)
(1)Represents Advances from Federal Home Loan Bank, Other Borrowing and Long Term Debt, net.

Investments
Securities available-for-sale decreased $49.8 million during the third quarter to $1.30 billion at September 30, 2021 primarily due to payoffs of $35.5 million from CLO resets, principal payments of $8.5 million, and lower unrealized net gains of $5.4 million. The decrease in unrealized net gains was due mostly to decreases in the value of mortgage-backed securities as a result of increases in longer term interest rates during the third quarter, offset by improved pricing of CLOs and corporate debt securities. As of September 30, 2021, the securities portfolio included $549.3 million of CLOs, $448.6 million of agency securities, $120.4 million of municipal securities, $169.5 million of corporate debt securities, and $15.4 million of SBA pool securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 42% of the total securities portfolio and the carrying value included an unrealized net loss of $2.5 million at September 30, 2021 compared to an unrealized net loss of $3.0 million at June 30, 2021.
Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$907,224	$871,790	$839,965	$807,195	$826,683
Multifamily	1,295,613	1,325,770	1,258,278	1,289,820	1,476,803
Construction	130,536	150,557	169,122	176,016	197,629
Commercial and industrial	773,681	725,596	760,150	748,299	710,667
Commercial and industrial - warehouse lending	1,522,945	1,345,314	1,118,175	1,340,009	876,157
SBA	181,582	253,924	338,903	273,444	320,573
Total commercial loans	4,811,581	4,672,951	4,484,593	4,634,783	4,408,512
Single-family residential mortgage	1,393,696	1,288,176	1,253,251	1,230,236	1,234,479
Other consumer	23,298	24,350	26,557	33,386	35,011
Total consumer loans	1,416,994	1,312,526	1,279,808	1,263,622	1,269,490
Total gross loans	$6,228,575	$5,985,477	$5,764,401	$5,898,405	$5,678,002
Composition percentage of held-for-investment loans
Commercial real estate	14.6%	14.6%	14.6%	13.7%	14.6%
Multifamily	20.7%	22.2%	21.8%	21.9%	26.0%
Construction	2.1%	2.5%	2.9%	3.0%	3.5%
Commercial and industrial	12.4%	12.1%	13.2%	12.7%	12.5%
Commercial and industrial - warehouse lending	24.5%	22.5%	19.4%	22.6%	15.5%
SBA	2.9%	4.2%	5.9%	4.6%	5.6%
Total commercial loans	77.2%	78.1%	77.8%	78.5%	77.7%
Single-family residential mortgage	22.4%	21.5%	21.7%	20.9%	21.7%
Other consumer	0.4%	0.4%	0.5%	0.6%	0.6%
Total consumer loans	22.8%	21.9%	22.2%	21.5%	22.3%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans increased $243.1 million to $6.23 billion from the prior quarter, resulting from higher commercial and industrial (C&I) loans related to warehouse credit facilities of $177.6 million, other C&I loans of $48.1 million and commercial real estate loans of $35.4 million. In addition, single-family residential loans increased by $105.5 million as a result of purchases of $249.4 million during the quarter offset by repayment activity within this portfolio. These increases were partially offset by decreases in multifamily loans of $30.2 million, construction loans of $20.0 million, and SBA loans of $72.3 million due mostly to the forgiveness of $79.2 million in PPP loans during the quarter. At September 30, 2021, SBA loans included $116.5 million of PPP loans, net of fees.

The C&I industry concentrations in dollars and as a percentage of total outstanding C&I loan balances are summarized in the following table:

	September 30, 2021
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and Insurance - Warehouse Lending	$1,522,945	66%
Real Estate & Rental Leasing	221,541	10%
Finance and Insurance - Other	84,569	4%
Gas Stations	73,926	3%
Healthcare	72,252	3%
Television / Motion Pictures	51,097	2%
Manufacturing	47,421	2%
Wholesale Trade	38,770	2%
Other Retail Trade	29,950	1%
Food Services	29,034	1%
Professional Services	15,339	1%
Transportation	4,685	—%
Accommodations	2,135	—%
All Other	102,962	4%
Total	$2,296,626	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,107,709	$1,808,918	$1,700,343	$1,559,248	$1,450,744
Interest-bearing checking	2,214,678	2,217,306	2,088,528	2,107,942	2,045,115
Savings and money market	1,661,013	1,593,724	1,684,703	1,646,660	1,636,062
Non-brokered certificates of deposit	559,825	586,596	668,468	755,727	820,531
Brokered certificates of deposit	—	—	—	16,223	79,814
Total deposits	$6,543,225	$6,206,544	$6,142,042	$6,085,800	$6,032,266
Composition percentage of deposits
Noninterest-bearing checking	32.2%	29.1%	27.7%	25.6%	24.1%
Interest-bearing checking	33.8%	35.7%	34.0%	34.6%	33.9%
Savings and money market	25.4%	25.7%	27.4%	27.0%	27.1%
Non-brokered certificates of deposit	8.6%	9.5%	10.9%	12.4%	13.6%
Brokered certificates of deposit	—%	—%	—%	0.4%	1.3%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $336.7 million during the third quarter of 2021 to $6.54 billion due to higher noninterest-bearing checking balances of $298.8 million and higher savings and money market balances of $67.3 million, offset by lower interest-bearing checking of $2.6 million, and non-brokered certificates of deposit of $26.8 million. We continue to focus on growing relationship-based deposits, strategically augmented by wholesale funding, as we actively managed down deposit costs in response to the current interest rate environment. Noninterest-bearing deposits totaled $2.11 billion and represented 32% of total deposits at September 30, 2021 compared to $1.81 billion, or 29% of total deposits, at June 30, 2021.

Debt
Advances from the FHLB decreased $84.7 million during the third quarter to $405.7 million as of September 30, 2021, due to lower overnight advances. At September 30, 2021, FHLB advances included no overnight borrowings and $411.0 million in term advances with a weighted average life of 4.2 years and weighted average interest rate of 2.53%. Other borrowings totaled $100.0 million at September 30, 2021 and related to unsecured overnight borrowing from various financial institutions through the American Financial Exchange platform.
Equity
At September 30, 2021, total stockholders’ equity increased by $15.4 million to $844.8 million and tangible common equity increased by $15.7 million to $710.9 million on a linked-quarter basis. The increase in total stockholders’ equity for the third quarter included net income of $23.2 million and share-based award compensation of $1.1 million, offset by lower net accumulated other comprehensive income of $3.8 million, dividends to common and preferred stockholders of $4.8 million and the impact of vested and exercised share-based awards of $0.3 million. Book value per share increased to $14.76 as of September 30, 2021 from $14.46 at June 30, 2021. Tangible book value per share increased to $13.99 as of September 30, 2021 from $13.69 at June 30, 2021.
Capital ratios remain strong with total risk-based capital at 14.76% and a tier 1 leverage ratio of 9.80% at September 30, 2021. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 8 basis points at September 30, 2021. The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.76%	15.33%	15.87%	17.01%	16.19%
Tier 1 risk-based capital ratio	12.38%	12.71%	13.17%	14.35%	14.94%
Common equity tier 1 capital ratio	10.89%	11.14%	11.50%	11.19%	11.59%
Tier 1 leverage ratio	9.80%	9.89%	9.62%	10.90%	10.79%
Banc of California, NA
Total risk-based capital ratio	16.35%	17.25%	17.82%	17.27%	18.14%
Tier 1 risk-based capital ratio	15.26%	16.09%	16.57%	16.02%	16.89%
Common equity tier 1 capital ratio	15.26%	16.09%	16.57%	16.02%	16.89%
Tier 1 leverage ratio	12.08%	12.52%	12.13%	12.19%	12.21%
(1)September 30, 2021 capital ratios are preliminary.

Credit Quality

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$23,144	$16,983	$31,005	$13,981	$51,229
90+ days delinquent	21,979	17,998	30,292	17,636	31,809
Total delinquent loans	$45,123	$34,981	$61,297	$31,617	$83,038
Total delinquent loans to total loans	0.72%	0.58%	1.06%	0.54%	1.46%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$45,621	$51,299	$55,920	$35,900	$66,337
90+ days delinquent and still accruing loans	—	—	—	728	547
Non-performing loans	45,621	51,299	55,920	36,628	66,884
Other real estate owned	—	3,253	—	—	—
Non-performing assets	$45,621	$54,552	$55,920	$36,628	$66,884
ALL to non-performing loans	161.16%	147.93%	141.90%	221.22%	135.95%
Non-performing loans to total loans held-for-investment	0.73%	0.86%	0.97%	0.62%	1.18%
Non-performing assets to total assets	0.55%	0.68%	0.70%	0.46%	0.86%
Troubled debt restructurings (TDRs)
Performing TDRs	$5,835	$6,029	$6,347	$4,733	$5,408
Non-performing TDRs	2,366	3,120	4,130	4,264	20,002
Total TDRs	$8,201	$9,149	$10,477	$8,997	$25,410
Total delinquent loans increased $10.1 million in the third quarter to $45.1 million at September 30, 2021, due mostly to additions of $24.9 million, offset by $12.4 million returning to current status and $2.3 million in other reductions including paydowns. The additions included single-family residential (SFR) loans of $9.8 million, a C&I relationship of $6.6 million, and SBA loans of $7.6 million, including $5.0 million in guaranteed SBA loans that were repurchased and are pending resolution. Delinquent loans included SFR loans of $19.1 million, SBA loans of $14.9 million, of which $10.6 million is guaranteed, and other loans of $11.1 million.

Non-performing loans decreased $5.7 million to $45.6 million as of September 30, 2021, of which $22.7 million, or 50%, relates to loans in a current payment status. The third quarter decrease was due mostly to $4.6 million in loans returning to accrual status and $3.3 million in payoffs, paydowns and a note sale, offset by one $2.6 million guaranteed SBA loan that was repurchased and is pending resolution. At September 30, 2021, non-performing loans included (i) a legacy relationship totaling $7.0 million that is well-secured by a combination of commercial real estate and SFR properties with an average loan-to-value ratio of 50%, (ii) SFR loans totaling $16.5 million, (iii) SBA loans totaling $12.8 million, of which $8.7 million is guaranteed, and (iv) other commercial loans of $9.2 million.
In light of the pandemic, we provided support to clients by granting loan deferments or forbearances. The loans on deferment or forbearance status as of the dates indicated are shown below:

	September 30, 2021			June 30, 2021
	Count	Amount(1)	% of Loans in Category	Count	Amount	% of Loans in Category
	($ in thousands)
Single-family residential mortgage	40	$49,501	4%	46	$52,384	4%
All other loans	5	4,691	—%	10	34,174	1%
Total	45	$54,192	1%	56	$86,558	1%
(1)Includes loans in the process of deferment or forbearance which are not reported as delinquent.

Allowance for Credit Losses

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$75,885	$79,353	$81,030	$90,927	$90,370
Loans charged off	(327)	(886)	(565)	(11,520)	(1,821)
Recoveries	532	26	172	609	248
Net recoveries (charge-offs)	205	(860)	(393)	(10,911)	(1,573)
(Reversal of) provision for loan losses	(2,566)	(2,608)	(1,284)	1,014	2,130
Balance at end of period	$73,524	$75,885	$79,353	$81,030	$90,927
Reserve for unfunded loan commitments
Balance at beginning of period	$3,814	$3,360	$3,183	$3,206	$4,195
Provision for (reversal of) credit losses	1,419	454	177	(23)	(989)
Balance at end of period	5,233	3,814	3,360	3,183	3,206
Allowance for credit losses (ACL)	$78,757	$79,699	$82,713	$84,213	$94,133

ALL to total loans	1.18%	1.27%	1.38%	1.37%	1.60%
ACL to total loans	1.26%	1.33%	1.43%	1.43%	1.66%
ACL to total loans, excluding PPP loans	1.29%	1.38%	1.51%	1.48%	1.74%
ACL to NPLs	172.63%	155.36%	147.91%	229.91%	140.74%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	(0.01)%	0.06%	0.03%	0.77%	0.12%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,095	$5,383	$5,515	$5,487	$5,567
Initial provision for loan repurchases	—	—	—	—	11
(Reversal of) provision for loan repurchases	(42)	(99)	(132)	28	(91)
Utilization of reserve for loan repurchases	(30)	(189)	—	—	—
Balance at end of period	$5,023	$5,095	$5,383	$5,515	$5,487

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $78.8 million, or 1.26% of total loans, at September 30, 2021, compared to $79.7 million, or 1.33% of total loans, at June 30, 2021. The $942 thousand decrease in the ACL was due to: (i) lower general reserves of $1.9 million due to improved economic assumptions and asset quality trends, offset by higher period end portfolio balances, (ii) net recoveries of $205 thousand, and (iii) higher specific reserves of $828 thousand. The ACL coverage of non-performing loans was 173% at September 30, 2021 compared to 155% at June 30, 2021.

Our ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables (MEVs) released by our model provider during September 2021. The September 2021 forecasts reflect a more favorable view of the economy (i.e. higher GDP growth rates, higher CRE price indices and lower unemployment rates) compared to the June 2021 forecasts. While the current forecasts generally reflect an improving economy with the availability of the vaccine and other factors, there continues to be uncertainty regarding the impact of inflation (lasting or transitory), COVID-19 variants, further government stimulus, supply chain issues, and the ultimate pace of economic recovery. Accordingly, our economic assumptions, the resulting ACL level and provision reversal consider both the positive assumptions and potential uncertainties.

The Company will host a conference call to discuss its third quarter 2021 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, October 21, 2021. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 9764771. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 10157715.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $8.3 billion in assets at September 30, 2021 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). With the acquisition of PMBC completed on October 18, 2021, assets total $9.8 billion on a combined proforma basis at September 30, 2021. The Bank has 39 offices including 33 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. Further, statements about the potential effects of the Pacific Mercantile Bancorp acquisition on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California Inc. and Pacific Mercantile Bancorp operate; (ii) the ability to promptly and effectively integrate the businesses of Banc of California, Inc. and Pacific Mercantile Bancorp; (iii) the reaction to the transaction of the companies’ customers, employees and counterparties; (iv) diversion of management time on integration-related issues; (v) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (vi) other risks that are described in Banc of California, Inc.’s public filings with the SEC. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$185,840	$163,332	$379,509	$220,819	$292,490
Securities available-for-sale	1,303,368	1,353,154	1,270,830	1,231,431	1,245,867
Loans held-for-sale	3,422	2,853	1,408	1,413	1,849
Loans held-for-investment	6,228,575	5,985,477	5,764,401	5,898,405	5,678,002
Allowance for loan losses	(73,524)	(75,885)	(79,353)	(81,030)	(90,927)
Federal Home Loan Bank and other bank stock	44,604	44,569	44,964	44,506	44,809
Servicing rights, net	1,022	1,162	1,407	1,454	1,621
Other real estate owned, net	—	3,253	—	—	—
Premises and equipment, net	114,011	118,649	120,071	121,520	123,812
Alternative energy partnership investments, net	25,196	24,068	23,809	27,977	27,786
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	1,787	2,069	2,351	2,633	2,939
Deferred income tax, net	40,659	41,628	47,877	45,957	43,744
Income tax receivable	2,107	4,084	210	1,105	10,701
Bank owned life insurance investment	113,884	113,168	112,479	111,807	111,115
Right of use assets	29,054	20,364	22,069	19,633	18,909
Other assets	221,592	188,324	184,283	192,560	188,245
Total assets	$8,278,741	$8,027,413	$7,933,459	$7,877,334	$7,738,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,107,709	$1,808,918	$1,700,343	$1,559,248	$1,450,744
Interest-bearing deposits	4,435,516	4,397,626	4,441,699	4,526,552	4,581,522
Total deposits	6,543,225	6,206,544	6,142,042	6,085,800	6,032,266
Advances from Federal Home Loan Bank	405,738	490,419	635,105	539,795	559,482
Other borrowings	100,000	125,000	—	—	—
Long-term debt, net	256,706	256,554	256,441	256,315	173,623
Reserve for loss on repurchased loans	5,023	5,095	5,383	5,515	5,487
Lease liabilities	30,390	21,588	23,173	20,647	19,938
Accrued expenses and other liabilities	92,856	92,851	66,622	72,055	73,056
Total liabilities	7,433,938	7,198,051	7,128,766	6,980,127	6,863,852
Commitments and contingent liabilities
Preferred stock	94,956	94,956	94,956	184,878	184,878
Common stock	527	527	526	522	522
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	631,512	630,654	629,844	634,704	633,409
Retained earnings	147,682	129,307	115,004	110,179	95,001
Treasury stock	(40,827)	(40,827)	(40,827)	(40,827)	(40,827)
Accumulated other comprehensive income, net	10,948	14,740	5,185	7,746	1,266
Total stockholders’ equity	844,803	829,362	804,693	897,207	874,254
Total liabilities and stockholders’ equity	$8,278,741	$8,027,413	$7,933,459	$7,877,334	$7,738,106

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Interest and dividend income
Loans, including fees	$63,837	$61,900	$61,345	$66,105	$62,019	$187,082	$191,195
Securities	7,167	6,986	6,501	6,636	6,766	20,654	22,402
Other interest-earning assets	787	791	772	789	881	2,350	3,480
Total interest and dividend income	71,791	69,677	68,618	73,530	69,666	210,086	217,077
Interest expense
Deposits	2,412	3,543	4,286	5,436	7,564	10,241	32,380
Federal Home Loan Bank advances	2,990	2,944	3,112	3,479	3,860	9,046	14,561
Other interest-bearing liabilities	3,413	3,343	3,304	3,052	2,387	10,060	7,105
Total interest expense	8,815	9,830	10,702	11,967	13,811	29,347	54,046
Net interest income	62,976	59,847	57,916	61,563	55,855	180,739	163,031
(Reversal of) provision for credit losses	(1,147)	(2,154)	(1,107)	991	1,141	(4,408)	28,728
Net interest income after (reversal of) provision for credit losses	64,123	62,001	59,023	60,572	54,714	185,147	134,303
Noninterest income
Customer service fees	1,900	1,990	1,758	1,953	1,498	5,648	3,818
Loan servicing income	170	38	268	149	186	476	356
Income from bank owned life insurance	715	690	672	691	629	2,077	1,798
Net gain on sale of securities available for sale	—	—	—	—	—	—	2,011
Fair value adjustment on loans held for sale	160	20	—	36	24	180	(1,537)
Net gain on sale of loans	—	—	—	—	272	—	245
All other income	2,574	1,432	1,683	4,146	1,345	5,689	4,852
Total noninterest income	5,519	4,170	4,381	6,975	3,954	14,070	11,543
Noninterest expense
Salaries and employee benefits	24,786	25,042	25,719	25,836	23,277	75,547	70,973
Naming rights termination	—	—	—	—	—	—	26,769
Occupancy and equipment	7,124	7,277	7,196	7,560	7,457	21,597	21,790
Professional fees	892	1,749	4,022	29	5,147	6,663	15,707
Data processing	1,646	1,621	1,655	1,608	1,657	4,922	4,966
Advertising	122	78	118	171	219	318	3,132
Regulatory assessments	812	769	774	748	784	2,355	1,993
(Reversal of) provision for loan repurchase reserves	(42)	(99)	(132)	28	(91)	(273)	(725)
Amortization of intangible assets	282	282	282	306	353	846	1,212
Merger-related costs	1,000	700	700	—	—	2,400	—
All other expense	2,974	3,969	2,771	3,337	3,021	9,714	13,958
Total noninterest expense before (gain) loss in alternative energy partnership investments	39,596	41,388	43,105	39,623	41,824	124,089	159,775
(Gain) loss in alternative energy partnership investments	(1,785)	(829)	3,630	(673)	(1,430)	1,016	308
Total noninterest expense	37,811	40,559	46,735	38,950	40,394	125,105	160,083
Income (loss) before income taxes	31,831	25,612	16,669	28,597	18,274	74,112	(14,237)
Income tax expense (benefit)	8,661	6,562	2,294	6,894	2,361	17,517	(5,108)
Net income (loss)	23,170	19,050	14,375	21,703	15,913	56,595	(9,129)
Preferred stock dividends	1,727	1,727	3,141	3,447	3,447	6,595	10,422
Income allocated to participating securities	—	—	62	456	281	160	—
Participating securities dividends	—	—	—	94	94	—	282
Impact of preferred stock redemption	—	—	3,347	—	7	3,347	(568)
Net income (loss) available to common stockholders	$21,443	$17,323	$7,825	$17,706	$12,084	$46,493	$(19,265)

Earnings (loss) per common share:
Basic	$0.42	$0.34	$0.16	$0.35	$0.24	$0.92	$(0.38)
Diluted	$0.42	$0.34	$0.15	$0.35	$0.24	$0.91	$(0.38)
Weighted average number of common shares outstanding
Basic	50,716,680	50,650,186	50,350,897	50,125,462	50,108,655	50,573,928	50,201,112
Diluted	50,909,317	50,892,202	50,750,522	50,335,271	50,190,933	50,821,972	50,201,112
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.18	$0.18

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Profitability and other ratios of consolidated operations
Return on average assets(1)	1.13%	0.98%	0.74%	1.11%	0.82%	0.95%	(0.16)%
Return on average equity(1)	10.84%	9.38%	6.56%	9.67%	7.32%	8.90%	(1.39)%
Return on average tangible common equity(1)(2)	12.04%	10.34%	4.77%	10.69%	7.68%	9.10%	(3.76)%
Pre-tax pre-provision income (loss) ROAA(1)(2)	1.50%	1.20%	0.80%	1.52%	1.00%	1.17%	0.25%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.34%	1.13%	1.06%	1.25%	0.98%	1.18%	0.82%
Dividend payout ratio(3)	14.29%	17.65%	37.50%	17.14%	25.00%	19.57%	(47.37)%
Average loan yield	4.18%	4.30%	4.30%	4.58%	4.46%	4.26%	4.50%
Average cost of interest-bearing deposits	0.22%	0.32%	0.38%	0.47%	0.66%	0.31%	0.98%
Average cost of total deposits	0.15%	0.23%	0.28%	0.36%	0.51%	0.22%	0.76%
Net interest spread	3.06%	3.04%	2.95%	3.15%	2.84%	3.02%	2.72%
Net interest margin(1)	3.28%	3.27%	3.19%	3.38%	3.09%	3.25%	3.05%
Noninterest income to total revenue(4)	8.06%	6.51%	7.03%	10.18%	6.61%	7.22%	6.61%
Noninterest income to average total assets(1)	0.27%	0.21%	0.23%	0.36%	0.20%	0.24%	0.20%
Noninterest expense to average total assets(1)	1.84%	2.08%	2.41%	2.00%	2.09%	2.11%	2.79%
Adjusted noninterest expense to average total assets(1)(2)	1.99%	2.15%	2.15%	2.26%	2.10%	2.09%	2.21%
Efficiency ratio(2)(5)	55.20%	63.36%	75.02%	56.83%	67.54%	64.22%	91.70%
Adjusted efficiency ratio(2)(6)	59.63%	65.58%	66.91%	64.26%	68.31%	63.92%	72.93%
Average loans held-for-investment to average deposits	94.99%	92.74%	93.74%	95.65%	92.86%	93.84%	99.64%
Average securities available-for-sale to average total assets	16.55%	16.71%	15.73%	15.96%	15.49%	16.33%	13.96%
Average stockholders’ equity to average total assets	10.41%	10.41%	11.30%	11.49%	11.26%	10.70%	11.46%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2021			June 30, 2021			March 31, 2021
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,379,962	$26,542	4.42%	$2,313,483	$27,222	4.72%	$2,322,509	$26,387	4.61%
Commercial and industrial and SBA	2,322,372	25,345	4.33%	2,154,512	22,978	4.28%	2,221,494	22,910	4.18%
SFR mortgage	1,331,876	11,683	3.48%	1,277,552	11,410	3.58%	1,210,105	11,747	3.94%
Other consumer	22,164	238	4.26%	23,881	275	4.62%	28,520	294	4.18%
Loans held-for-sale	2,956	29	3.89%	1,987	15	3.03%	1,413	7	2.01%
Gross loans and leases	6,059,330	63,837	4.18%	5,771,415	61,900	4.30%	5,784,041	61,345	4.30%
Securities	1,347,317	7,167	2.11%	1,308,230	6,986	2.14%	1,236,138	6,501	2.13%
Other interest-earning assets	222,274	787	1.40%	258,915	791	1.23%	336,443	772	0.93%
Total interest-earning assets	7,628,921	71,791	3.73%	7,338,560	69,677	3.81%	7,356,622	68,618	3.78%
Allowance for loan losses	(76,028)			(79,103)			(81,111)
BOLI and noninterest-earning assets	588,720			567,549			585,441
Total assets	$8,141,613			$7,827,006			$7,860,952

Interest-bearing liabilities
Interest-bearing checking	$2,280,429	$632	0.11%	$2,182,419	$679	0.12%	$2,140,314	$901	0.17%
Savings and money market	1,583,791	1,350	0.34%	1,638,105	2,244	0.55%	1,654,525	2,390	0.59%
Certificates of deposit	571,822	430	0.30%	633,101	620	0.39%	720,180	995	0.56%
Total interest-bearing deposits	4,436,042	2,412	0.22%	4,453,625	3,543	0.32%	4,515,019	4,286	0.38%
FHLB advances	435,984	2,990	2.72%	418,111	2,944	2.82%	446,618	3,112	2.83%
Other borrowings	126,352	34	0.11%	17,920	4	0.09%	4,127	2	0.20%
Long-term debt	256,634	3,379	5.22%	256,492	3,339	5.22%	256,361	3,302	5.22%
Total interest-bearing liabilities	5,255,012	8,815	0.67%	5,146,148	9,830	0.77%	5,222,125	10,702	0.83%
Noninterest-bearing deposits	1,939,912			1,767,711			1,653,517
Noninterest-bearing liabilities	98,748			98,174			97,136
Total liabilities	7,293,672			7,012,033			6,972,778
Total stockholders’ equity	847,941			814,973			888,174
Total liabilities and stockholders’ equity	$8,141,613			$7,827,006			$7,860,952

Net interest income/spread		$62,976	3.06%		$59,847	3.04%		$57,916	2.95%
Net interest margin			3.28%			3.27%			3.19%

Ratio of interest-earning assets to interest-bearing liabilities	145%			143%			141%
Total deposits	$6,375,954	$2,412	0.15%	$6,221,336	$3,543	0.23%	$6,168,536	$4,286	0.28%
Total funding (1)	$7,194,924	$8,815	0.49%	$6,913,859	$9,830	0.57%	$6,875,642	$10,702	0.63%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	December 31, 2020			September 30, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,507,950	$30,371	4.82%	$2,493,408	$29,666	4.73%
Commercial and industrial and SBA	1,978,684	21,984	4.42%	1,673,548	18,585	4.42%
SFR mortgage	1,224,865	12,955	4.21%	1,311,513	13,178	4.00%
Other consumer	31,856	787	9.83%	35,563	451	5.05%
Loans held-for-sale	1,564	8	2.03%	19,544	139	2.83%
Gross loans and leases	5,744,919	66,105	4.58%	5,533,576	62,019	4.46%
Securities	1,239,295	6,636	2.13%	1,190,765	6,766	2.26%
Other interest-earning assets	262,363	789	1.20%	457,558	881	0.77%
Total interest-earning assets	7,246,577	73,530	4.04%	7,181,899	69,666	3.86%
Allowance for loan losses	(83,745)			(89,679)
BOLI and noninterest-earning assets	602,165			594,885
Total assets	$7,764,997			$7,687,105

Interest-bearing liabilities
Interest-bearing checking	$2,086,146	$1,131	0.22%	$1,919,327	$1,660	0.34%
Savings and money market	1,609,598	2,542	0.63%	1,630,319	2,998	0.73%
Certificates of deposit	860,131	1,763	0.82%	1,030,829	2,906	1.12%
Total interest-bearing deposits	4,555,875	5,436	0.47%	4,580,475	7,564	0.66%
FHLB advances	534,303	3,479	2.59%	608,169	3,860	2.52%
Securities sold under repurchase agreements	—	—	—%	1,309	2	0.61%
Other borrowings	8,026	3	0.15%	325	2	2.45%
Long-term debt	230,239	3,049	5.27%	173,586	2,383	5.46%
Total interest-bearing liabilities	5,328,443	11,967	0.89%	5,363,864	13,811	1.02%
Noninterest-bearing deposits	1,448,422			1,357,411
Noninterest-bearing liabilities	95,567			100,424
Total liabilities	6,872,432			6,821,699
Total stockholders’ equity	892,565			865,406
Total liabilities and stockholders’ equity	$7,764,997			$7,687,105

Net interest income/spread		$61,563	3.15%		$55,855	2.84%
Net interest margin			3.38%			3.09%

Ratio of interest-earning assets to interest-bearing liabilities	136%			134%
Total deposits	$6,004,297	$5,436	0.36%	$5,937,886	$7,564	0.51%
Total funding (1)	$6,776,865	$11,967	0.70%	$6,721,275	$13,811	0.82%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,338,862	$80,152	4.58%	$2,527,331	$89,348	4.72%
Commercial and industrial and SBA	2,233,162	71,233	4.26%	1,664,365	57,134	4.59%
SFR mortgage	1,273,624	34,839	3.66%	1,419,882	42,660	4.01%
Other consumer	24,832	807	4.35%	41,319	1,538	4.97%
Loans held-for-sale	2,124	51	3.21%	20,591	515	3.34%
Gross loans and leases	5,872,604	187,082	4.26%	5,673,488	191,195	4.50%
Securities	1,297,636	20,654	2.13%	1,069,668	22,402	2.80%
Other interest-earning assets	272,126	2,350	1.15%	393,495	3,480	1.18%
Total interest-earning assets	7,442,366	210,086	3.77%	7,136,651	217,077	4.06%
Allowance for credit losses	(78,729)			(76,275)
BOLI and noninterest-earning assets	580,581			603,128
Total assets	$7,944,218			$7,663,504

Interest-bearing liabilities
Interest-bearing checking	$2,201,568	$2,212	0.13%	$1,717,483	$7,575	0.59%
Savings and money market	1,625,214	5,985	0.49%	1,543,291	11,621	1.01%
Certificates of deposit	641,157	2,044	0.43%	1,132,058	13,184	1.56%
Total interest-bearing deposits	4,467,939	10,241	0.31%	4,392,832	32,380	0.98%
FHLB advances	433,532	9,046	2.79%	821,349	14,561	2.37%
Securities sold under repurchase agreements	—	—	—%	779	4	0.69%
Other borrowings	49,914	40	0.11%	469	9	2.56%
Long-term debt	256,497	10,020	5.22%	173,512	7,092	5.46%
Total interest-bearing liabilities	5,207,882	29,347	0.75%	5,388,941	54,046	1.34%
Noninterest-bearing deposits	1,788,096			1,280,461
Noninterest-bearing liabilities	98,025			115,582
Total liabilities	7,094,003			6,784,984
Total stockholders’ equity	850,215			878,520
Total liabilities and stockholders’ equity	$7,944,218			$7,663,504

Net interest income/spread		$180,739	3.02%		$163,031	2.72%
Net interest margin			3.25%			3.05%

Ratio of interest-earning assets to interest-bearing liabilities	143%			132%
Total deposits	$6,256,035	$10,241	0.22%	$5,673,293	$32,380	0.76%
Total funding (1)	$6,995,978	$29,347	0.56%	$6,669,402	$54,046	1.08%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per common share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted total revenue, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest income and expense adjustments and the tax impact from the exercise of stock appreciation rights. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common shareholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss).
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$8,278,741	$8,027,413	$7,933,459	$7,877,334	$7,738,106
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(1,787)	(2,069)	(2,351)	(2,633)	(2,939)
Tangible assets(1)	$8,239,810	$7,988,200	$7,893,964	$7,837,557	$7,698,023

Total stockholders' equity	$844,803	$829,362	$804,693	$897,207	$874,254
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(1,787)	(2,069)	(2,351)	(2,633)	(2,939)
Tangible equity(1)	805,872	790,149	765,198	857,430	834,171
Less preferred stock	(94,956)	(94,956)	(94,956)	(184,878)	(184,878)
Tangible common equity(1)	$710,916	$695,193	$670,242	$672,552	$649,293

Total stockholders' equity to total assets	10.20%	10.33%	10.14%	11.39%	11.30%
Tangible equity to tangible assets(1)	9.78%	9.89%	9.69%	10.94%	10.84%
Tangible common equity to tangible assets(1)	8.63%	8.70%	8.49%	8.58%	8.43%

Common shares outstanding	50,321,096	50,313,228	50,150,447	49,767,489	49,760,543
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,798,417	50,790,549	50,627,768	50,244,810	50,237,864

Tangible common equity per common share(1)	$13.99	$13.69	$13.24	$13.39	$12.92
Book value per common share	$14.76	$14.46	$14.02	$14.18	$13.72
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Return on tangible common equity
Average total stockholders' equity	$847,941	$814,973	$888,174	$892,565	$865,406	$850,215	$878,520
Less average preferred stock	(94,956)	(94,956)	(164,895)	(184,878)	(184,910)	(118,013)	(186,656)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(1,941)	(2,224)	(2,517)	(2,826)	(3,172)	(2,226)	(3,581)
Average tangible common equity(1)	$713,900	$680,649	$683,618	$667,717	$640,180	$692,832	$651,139

Net income (loss) available to common stockholders	$21,443	$17,323	$7,825	$17,706	$12,084	$46,493	$(19,265)
Add amortization of intangible assets	282	282	282	306	353	846	1,212
Less tax effect on amortization of intangible assets(2)	(59)	(59)	(59)	(64)	(74)	(178)	(255)
Net income (loss) available to common stockholders after adjustments for intangible assets(1)	$21,666	$17,546	$8,048	$17,948	$12,363	$47,161	$(18,308)

Return on average equity	10.84%	9.38%	6.56%	9.67%	7.32%	8.90%	(1.39)%
Return on average tangible common equity(1)	12.04%	10.34%	4.77%	10.69%	7.68%	9.10%	(3.76)%
(1)Non-GAAP measure.
(2)Adjustments shown net of a statutory Federal tax rate of of 21%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted noninterest income and expense
Total noninterest income	$5,519	$4,170	$4,381	$6,975	$3,954	$14,070	$11,543
Noninterest income adjustments:
Net gain on securities available for sale	—	—	—	—	—	—	(2,011)
Net gain on sale of legacy SFR loans held for sale	—	—	—	—	(272)	—	(272)
Fair value adjustment on legacy SFR loans held for sale	(160)	(20)	—	(36)	(24)	(180)	1,537
Total noninterest income adjustments	(160)	(20)	—	(36)	(296)	(180)	(746)
Adjusted noninterest income(1)	$5,359	$4,150	$4,381	$6,939	$3,658	$13,890	$10,797

Total noninterest expense	$37,811	$40,559	$46,735	$38,950	$40,394	$125,105	$160,083
Noninterest expense adjustments:
Naming rights termination	—	—	—	—	—	—	(26,769)
Extinguishment of debt	—	—	—	—	—	—	(2,515)
Professional recoveries (fees)	2,152	1,284	(721)	4,398	(1,172)	2,715	(3,725)
Merger-related costs	(1,000)	(700)	(700)	—	—	(2,400)	—
Noninterest expense adjustments before gain (loss) in alternative energy partnership investments	1,152	584	(1,421)	4,398	(1,172)	315	(33,009)
Gain (loss) in alternative energy partnership investments	1,785	829	(3,630)	673	1,430	(1,016)	(308)
Total noninterest expense adjustments	2,937	1,413	(5,051)	5,071	258	(701)	(33,317)
Adjusted noninterest expense(1)	$40,748	$41,972	$41,684	$44,021	$40,652	$124,404	$126,766

Average assets	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,944,218	$7,663,504
Noninterest expense to average total assets	1.84%	2.08%	2.41%	2.00%	2.09%	2.11%	2.79%
Adjusted noninterest expense to average total assets(1)	1.99%	2.15%	2.15%	2.26%	2.10%	2.09%	2.21%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted pre-tax pre-provision income
Net interest income	$62,976	$59,847	$57,916	$61,563	$55,855	$180,739	$163,031
Noninterest income	5,519	4,170	4,381	6,975	3,954	14,070	11,543
Total revenue	68,495	64,017	62,297	68,538	59,809	194,809	174,574
Noninterest expense	37,811	40,559	46,735	38,950	40,394	125,105	160,083
Pre-tax pre-provision income(1)	$30,684	$23,458	$15,562	$29,588	$19,415	$69,704	$14,491

Total revenue	$68,495	$64,017	$62,297	$68,538	$59,809	$194,809	$174,574
Total noninterest income adjustments	(160)	(20)	—	(36)	(296)	(180)	(746)
Adjusted total revenue(1)	68,335	63,997	62,297	68,502	59,513	194,629	173,828

Noninterest expense	37,811	40,559	46,735	38,950	40,394	125,105	160,083
Total noninterest expense adjustments	2,937	1,413	(5,051)	5,071	258	(701)	(33,317)
Adjusted noninterest expense(1)	40,748	41,972	41,684	44,021	40,652	124,404	126,766
Adjusted pre-tax pre-provision income(1)	$27,587	$22,025	$20,613	$24,481	$18,861	$70,225	$47,062

Average assets	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,944,218	$7,663,504
Pre-tax pre-provision income ROAA(1)	1.50%	1.20%	0.80%	1.52%	1.00%	1.17%	0.25%
Adjusted pre-tax pre-provision income ROAA(1)	1.34%	1.13%	1.06%	1.25%	0.98%	1.18%	0.82%
Efficiency ratio(1)	55.20%	63.36%	75.02%	56.83%	67.54%	64.22%	91.70%
Adjusted efficiency ratio(1)	59.63%	65.58%	66.91%	64.26%	68.31%	63.92%	72.93%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted net income (loss)
Net income (loss)	$23,170	$19,050	$14,375	$21,703	$15,913	$56,595	$(9,129)
Adjustments:
Noninterest income	160	20	—	36	296	180	746
Noninterest expense	(2,937)	(1,413)	5,051	(5,071)	(258)	701	33,317
Total adjustments	(2,777)	(1,393)	5,051	(5,035)	38	881	34,063
Tax impact of adjustments above(1)	694	348	(1,263)	1,259	(10)	(220)	(8,515)
Tax impact from exercise of stock appreciation rights	—	—	(2,093)	—	—	(2,093)	—
Adjustments to net income	(2,083)	(1,045)	1,695	(3,776)	28	(1,432)	25,548
Adjusted net income(2)	$21,087	$18,005	$16,070	$17,927	$15,941	$55,163	$16,419

Average assets	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,944,218	$7,663,504
ROAA	1.13%	0.98%	0.74%	1.11%	0.82%	0.95%	(0.16)%
Adjusted ROAA(2)	1.03%	0.92%	0.83%	0.92%	0.82%	0.93%	0.29%

Adjusted net income available to common stockholders
Net income (loss) available to common stockholders	$21,443	$17,323	$7,825	$17,706	$12,084	$46,493	$(19,265)
Adjustments to net income (loss)	(2,083)	(1,045)	1,695	(3,776)	28	(1,432)	25,548
Adjustments for impact of preferred stock redemption	—	—	3,347	—	7	3,347	(568)
Adjusted net income available to common stockholders(2)	$19,360	$16,278	$12,867	$13,930	$12,119	$48,408	$5,715

Average diluted common shares	50,909,317	50,892,202	50,750,522	50,335,271	50,190,933	50,821,972	50,201,112
Diluted EPS	$0.42	$0.34	$0.15	$0.35	$0.24	$0.91	$(0.38)
Adjusted diluted EPS(2)(3)	$0.38	$0.32	$0.25	$0.28	$0.24	$0.95	$0.11
(1)Tax impact of adjustments shown at an effective tax rate of 25%.
(2)Non-GAAP measure.
(3)Represents adjusted net income available to common stockholders divided by average diluted common shares.